Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
 (Exact Name of Registrant as Specified in its Charter)

Michigan
(State or Other Jurisdiction of
Incorporation or Organization)

38-2022454
(IRS Employer
Identification Number)
333 E. Main Street, Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)

CHEMICAL FINANCIAL CORPORATION
STOCK OPTION PLAN FOR OPTION HOLDERS OF
CALEDONIA FINANCIAL CORPORATION
(Full Title of the Plan)

Lori A. Gwizdala Executive Vice President and Chief Financial Officer Chemical Financial Corporation 333 E. Main Street Midland, Michigan 48640	Copies to:	Jeffrey A. Ott Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(Name and Address of Agent for Service)

(989) 839-5350
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $1 par value	232,514 shares (1)	$17.10 (2)	$3,975,989.40 (2)	$321.66

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The book value of Caledonia Common Stock as of September 30, 2003 was $17.10. The registration fee is computed in accordance with Rule 457(f).

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

                    The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)          All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c)          The description of the Registrant's common stock, $1 par value, which is contained in the Registrant's Form 8-A registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                    All documents subsequently filed by the Registrant (also referred to as "Chemical") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

Item 4.          Description of Securities.

                    Not applicable.

Item 5.          Interests of Named Experts and Counsel.

                    Not applicable.

Item 6.          Indemnification of Directors and Officers.

                    Chemical Financial Corporation ("Chemical") is obligated under its Restated Articles of Incorporation to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act (the "MBCA").

                    Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                    Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

                    A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of 1 or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders. Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

                    In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

                    The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

                    The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

Item 7.          Exemption from Registration Claimed.

                    Not applicable.

Item 8.          Exhibits.

                    The following exhibits have been filed as part of this registration statement:

Exhibit Number	Document
4.1

Chemical's Restated Articles of Incorporation, previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 filed with the Commission on March 2, 2001. Herein incorporated by reference.

4.2	Chemical's Bylaws, previously filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001. Herein incorporated by reference.
4.3	The Chemical Financial Corporation Stock Option Plan for Option Holders of Caledonia Financial Corporation.
4.4	The Caledonia Financial Corporation 1998 Stock Option Plan.
4.5	The Caledonia Financial Corporation 2000 Stock Option Plan.
4.6	The Caledonia Financial Corporation 2002 Stock Option Plan.
4.7	Form of Nonstatutory Stock Option Agreement of Caledonia Financial Corporation
5	Opinion of Warner Norcross & Judd LLP regarding the legality of the securities offered.
23.1	Consent of Warner Norcross & Judd LLP--included in Exhibit 5 and incorporated herein by reference.
23.2	Consent of Ernst & Young LLP.
24	Powers of Attorney

Item 9.          Undertakings.

          (a)          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on this 4th day of December, 2003.

CHEMICAL FINANCIAL CORPORATION

By	/s/ David B. Ramaker*
David B. Ramaker President and Chief Executive Officer

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

J. Daniel Bernson	Director	__________ __, 2003

/s/ Nancy Bowman* Nancy Bowman	Director	December 4, 2003

James A. Currie	Director	______ __, 2003

/s/ Michael L. Dow* Michael L. Dow	Director	December 4, 2003

/s/ Lori A. Gwizdala Lori A. Gwizdala	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 4, 2003

Signature	Title	Date

/s/ L. Richard Marzke* L. Richard Marzke	Director	December 4, 2003

/s/ Terence Moore* Terence F. Moore	Director	December 4, 2003

/s/ Aloysius J. Oliver* Aloysius J. Oliver	Director and Chairman of the Board	December 4, 2003

/s/ Frank P. Popoff* Frank P. Popoff	Director	December 4, 2003

/s/ David B. Ramaker* David B. Ramaker	President, Chief Executive, and Director	December 4, 2003

/s/ Dan L. Smith* Dan L. Smith	Director	December 4, 2003

/s/ William S. Stavropoulos* William S. Stavropoulos	Director	December 4, 2003

*By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document
4.1

Chemical's Restated Articles of Incorporation, previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 filed with the Commission on March 2, 2001. Herein incorporated by reference.

4.2	Chemical's Bylaws, previously filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001. Herein incorporated by reference.
4.3	The Chemical Financial Corporation Stock Option Plan for Option Holders of Caledonia Financial Corporation.
4.4	The Caledonia Financial Corporation 1998 Stock Option Plan.
4.5	The Caledonia Financial Corporation 2000 Stock Option Plan.
4.6	The Caledonia Financial Corporation 2002 Stock Option Plan.
4.7	Form of Nonstatutory Stock Option Agreement of Caledonia Financial Corporation
5	Opinion of Warner Norcross & Judd LLP regarding the legality of the securities offered.
23.1	Consent of Warner Norcross & Judd LLP--included in Exhibit 5 and incorporated herein by reference.
23.2	Consent of Ernst & Young LLP.
24	Powers of Attorney